Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

For Immediate Release:

August 7, 2014

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Extends Rights Offering Until August 22, 2014

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it has extended the expiration date of its previously announced rights offering to 5:00 p.m., Eastern Time, on August 22, 2014.  This extension is being offered to ensure adequate time for stockholders to make their investment decision.

Under the terms of the rights offering, the Company has distributed, at no charge, to the holders of its common stock, on June 30, 2014, one non-transferable subscription right for each share of the Company’s common stock then owned. Ten subscription rights entitle the holder to purchase one share of common stock at a purchase price of $8.30 per share.  The Company will not issue fractional shares; the Company will round down any such fractional shares to the nearest whole share. The rights offering also includes a follow-on privilege, which entitles a stockholder who exercises all of its basic subscription privilege in full an opportunity to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and acceptance by the Company at the discretion of the Board of Directors.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $961 million in assets and $768 million in deposits as of March 31, 2014.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com, or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.